EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Sierra Wireless, Inc.

We consent to the inclusion in this annual report on Form 40-F of:

•                  our auditors’ report dated February 10, 2009, except as to Note 16(e), which is as of March 13, 2009, on the consolidated balance sheets of Sierra Wireless, Inc. (“the Company”) as at December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008

•                  our Report of Independent Registered Public Accounting Firm dated February 10, 2009 on the Company’s internal control over financial reporting as of December 31, 2008 each of which is incorporated by reference in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2008.

/s/  KPMG LLP

Vancouver, Canada

March 27, 2009